UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2015 (June 23, 2015)

SunEdison Semiconductor Limited

(Exact Name of Registrant as Specified in its Charter)

Singapore	001-36460	N/A
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

11 Lorong 3 Toa Payoh Singapore	319579
(Address of principal executive offices)	(Zip Code)

(65) 6681-9300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 23, 2015, SunEdison Semiconductor Limited (the “Company”) and SunEdison, Inc. (“SUNE”) entered into a letter agreement regarding granular polysilicon supply matters (the “Agreement”). The Agreement provides for a long-term supply by SUNE and the joint venture SMP, Ltd. (“SMP”) of the Company’s granular semiconductor grade polysilicon needs. The Agreement provides for a fixed price per kilogram of the granular polysilicon for each year over the 10.5-year period of the Agreement. The price for polysilicon decreases during the term of the Agreement. In exchange, the Company has agreed to assign all of its share of the dividend and distributions from SMP to SUNE for the duration of the Agreement. Because these arrangements are different than those originally agreed upon by and between SUNE’s subsidiary, SunEdison Producer Singapore Pte Ltd., and the Company’s subsidiary, SunEdison Semiconductor B.V., relating to the SMP joint venture, the parties have agreed to take all necessary steps to provide for these changes in the original polysilicon supply agreement and to otherwise implement these provisions relating to SMP.

In addition, the Agreement provides that to the extent the Company must purchase semiconductor grade polysilicon from a third party supplier to meet the Company’s polysilicon needs in 2015, SUNE will reimburse the Company for certain incremental costs that the Company incurs for such third party purchases. This reimbursement obligation is subject to both per kilogram and aggregate reimbursement limits.

Item 7.01	Regulation FD Disclosure

The Company is furnishing in Exhibit 99.1 of this Form 8-K additional information related to the Company’s current intentions related to its expected capital expenditures in 2015.

Item 9.01	Financial Statements and Exhibits

10.1	Letter Agreement Regarding Poly Supply Matters as between the Company and SunEdison, Inc., dated June 23, 2015 (confidential treatment requested for certain provisions of this agreement)

99.1	Slide titled “2015 Capital Expenditures”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNEDISON SEMICONDUCTOR LIMITED

Date: June 23, 2015	By:	/s/ Jeff Hall
	Name:	Jeffrey L. Hall
	Title:	Executive Vice President Finance and Administration, Chief Financial Officer

Exhibits

Exhibit No.	Description

10.1	Letter Agreement Regarding Poly Supply Matters between the Company and SunEdison, Inc. dated June 23, 2015 (confidential treatment requested for certain provisions of this agreement).

99.1	Slide titled “2015 Capital Expenditures”

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